Exhibit Number 11.1             Directors and Executive Officers of the Company



                      Name                     Position
                      ----                     --------
               Fredric B. Layne               Director, President and Treasurer
               Douglas Layne                  Secretary
               Philip Layne                   Chairman of the Board of Directors
               Winston McLean                 Director
               Ela Meireles                   Director
               Richard Hewitt III             Director
               Annie Bentancourt              Director
               Richard Arthur                 Director
               Pedro J. Martinez-Fraga        Director
               Carl R. Walston                Director